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                                                                  Exhibit (d24)

                    ADDENDUM TO THE MONEY MANAGER AGREEMENT,
                         DATED MARCH 16, 1994, BETWEEN
                     TIFF INVESTMENT PROGRAM, INC. ("TIP"),
              ON BEHALF OF TIFF US EQUITY FUND ("USEF AGREEMENT"),
              AND WESTPORT ASSET MANAGEMENT, INC. (THE "MANAGER")

This ADDENDUM to the Money Manager Agreement, dated as of April 1, 2008, is entered into by and between TIP, with its principal place of business at 200 Barr Harbor Drive, Suite 100, West Conshohocken, PA 19428, and the Manager, with its principal place of business at 253 Riverside Avenue, Westport, CT 06880, (each a "Party" and collectively, the "Parties").

WHEREAS, the Manager manages certain assets of TIFF US Equity Fund pursuant to the USEF Agreement; and

WHEREAS, TIP and the Manager have agreed that TIP will allocate to, and the Manager will manage, certain assets of TIFF Multi-Asset Fund ("MAF"), a series of TIP, pursuant to the same terms and conditions set forth in the USEF Agreement as if MAF had originally been a party to the USEF Agreement.

NOW, THEREFORE, intending to be legally bound, the Parties hereto hereby agree as follows:

         1. The Manager will provide investment management services with respect to the assets placed with the Manager on behalf of MAF from time to time.

         2. TIP, acting on behalf of MAF, hereby appoints the Manager to manage the MAF Managed Assets for the period and on the terms set forth in the USEF Agreement and in accordance with the investment guidelines provided to the Manager by TIP on behalf of MAF. The Manager hereby accepts this appointment and agrees to render the services described in the USEF Agreement with respect to the MAF Managed Assets in accordance with the requirements described in Section 3(a) of the USEF Agreement. All other terms and conditions set forth in the USEF Agreement shall apply to the parties with respect the management of the MAF Managed Assets, including but not limited to the compensation payable to the Manager with respect to the MAF Managed Assets.

         3. To enable the Manager to exercise fully discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the MAF Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

         4. The rights and obligations of MAF and USEF under the USEF Agreement and this Addendum shall be several and not joint.

         5. Notices or other communications required to be given to TIP by the Manager pursuant to the USEF Agreement or this Addendum shall be deemed duly given when delivered in accordance with the notice provisions set forth in the USEF Agreement to:

                  TIFF Investment Program, Inc.
                  c/o TIFF Advisory Services, Inc.
                  Four Tower Bridge
                  200 Barr Harbor Drive, Suite 100
                  West Conshohocken, PA 19428
                  Fax:   610-684-8080

         6. All capitalized terms used but not defined in this Addendum shall have the meanings ascribed to them in the USEF Agreement.

IN WITNESS WHEREOF, TIP and the Money Manager have caused this Addendum to be executed by their duly authorized officers as of the date first written above.


WESTPORT ASSET MANAGEMENT, INC.

By: /s/ Tina M. Leiter
    -----------------------------------
    Signature

    Tina M. Leiter
    -----------------------------------
    Printed Name


TIFF INVESTMENT PROGRAM, INC., FOR ITS
MULTI-ASSET FUND

By: /s/ Andrew Kurth
    -----------------------------------
    Signature

    Andrew Kurth
    -----------------------------------
    Printed Name